Exhibit 21.1

EQM Midstream Partners, LP
Subsidiaries

Entity	Jurisdiction
Equitrans Investments, LLC	Delaware
Equitrans Services, LLC	Delaware
Equitrans, L.P.	Pennsylvania
Equitrans Water Services (PA), LLC	Delaware
Equitrans Water Services (OH), LLC	Delaware
EQM Midstream Finance Corporation	Delaware
EQM Midstream Management LLC	Delaware
EQM Gathering Holdings, LLC	Delaware
EQM Gathering Opco, LLC	Delaware
EQM Olympus Midstream LLC	Delaware
EQM Poseidon Midstream LLC	Delaware
EQM West Virginia Midstream LLC	Delaware
EQM VE II Access, LLC	Delaware
EQM VG, LLC	Delaware
MVP Holdco, LLC	Delaware
Rager Mountain Storage Company LLC	Delaware
RM Partners LP	Delaware
RM Operating LLC	Delaware
Strike Force Midstream Holdings LLC	Delaware
Strike Force Midstream LLC	Delaware
Strike Force East LLC	Delaware
Strike Force South LLC	Delaware